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                                                                   EXHIBIT 10.23





                              EMPLOYMENT AGREEMENT



1.   Identification

     This Employment Agreement (the "Agreement") is entered into as of December 30, 1999 by and between Solutions America, Inc., a Delaware corporation ("Company"), and Marc Overman, an individual ("Executive").

2.   Recitals

     2.1. Company is engaged in the business of providing goods and services through the Internet and e-commerce industries.

     2.2. Executive has special skills and abilities in the technology industry and was a principal and shareholder of Sentinel Software, Inc., a Virginia corporation ("Sentinel"), all of the stock of which was acquired by Company. Sentinel is engaged in the software development business.

     2.3. Company desires to employ Executive as Vice President of Internet Operations of Paycom Billing Services, Inc., a wholly-owned subsidiary of Company ("Paycom") and as President of Sentinel and Executive is willing to undertake such employment on the terms and conditions set forth in this Agreement. Therefore, Company and Executive agree as follows:

3.   Term of the Agreement

     Executive's employment under this Agreement shall be for approximately two
(2) years, commencing on December 30, 1999 and continuing through December 31, 2001 (the "Term"), subject, however, to prior termination as provided in Section 6.

4.   Employment, Duties and Covenants

     4.1. Employment. Executive shall be employed during the Term as Vice President of Internet Operations of Paycom and as President of Sentinel or in such other capacities, offices or positions with Company or any subsidiary or affiliate of Company as Company's Board of Directors (the "Board"), Chairman of the Board ("Chairman") or President may prescribe from time to time. All references to Company herein shall include its subsidiaries and affiliates, including Paycom and Sentinel.




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     4.2. Duties. The powers, duties and responsibilities to be held or performed by Executive hereunder shall include, without limitation, overall supervision and management of Paycom's Internet Operations and Sentinel's management and operations and such other powers, duties and responsibilities typically held or performed by executives in the technology, internet and e-commerce industries. Executive agrees that Company, the Board, the Chairman and the President retain the sole discretion to modify, add to, or subtract from Executive's powers, duties and responsibilities at any time, provided, however, that any such modifications or additions shall be consistent with Executive's position, experience and level of compensation. Executive shall report to, and be under the direct supervision of, Company's Chairman and President, or such other person or persons as Company may direct from time to time.

     4.3. Performance of Duties. Executive shall discharge the duties described herein in a diligent and professional manner. Executive shall render services incidental to Executive's position, primarily during normal business hours primarily at Employer's place of business in Warrenton, Virginia, or at such of the Company's other locations as may be required by Company during the Term. Executive understands that Executive shall be required to travel to offices of the Company, to prospective and existing clients' locations, for business and corporate meetings and to handle other matters in the course of performing Executive's duties.

     4.4. Extent of Services.

          4.4.(a) Executive shall devote Executive's full and exclusive productive time, energy, effort, attention and ability solely to the performance of Executive's duties as set forth herein, and to the proper and efficient management and development of the business and operations of Company and Sentinel. Executive shall perform industriously and to the best of Executive's ability, experience and talents all of the duties which may be required of Executive from time to time. During the Term, as provided in this Section 4.4 and in Section 4.8, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person, firm or entity, whether with or without compensation, without Company's prior written consent. Notwithstanding the foregoing, Executive may act for Executive's own account in passive-type investments, or engage in charitable activities, provided that any such activities do not interfere with the discharge of Executive's duties for Company and Sentinel.

          4.4.(b) Notwithstanding Section 4.4(a) to the contrary, Executive shall be entitled to continue to conduct his existing businesses: SolarHost, L.L.C., a webhosting service, eClicks, Inc., an internet advertising agency, and O & A, Inc., principally, a personnel leasing and lawn care business (the "Existing Businesses") so long as the conduct of the Existing Businesses does not materially conflict with or interfere with the discharge of his duties and responsibilities hereunder, which duties and responsibilities to Company shall be Executive's primary obligation.

     4.5. Company's Authority. Executive shall observe and comply at all times with the orders, directives and policies as may be issued from time to time, either orally of in writing, by Company, the Board, the Chairman or the President. Executive shall carry out and perform any and


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all orders, directions, and policies, consistent with Executive's position, as may be so stated by the Board, the Chairman or the President from time to time, either orally or in writing.

     4.6. Nonsolicitation of Gifts. Without Company's prior written consent in each instance, Executive shall not solicit or accept, for Executive or for the benefit of any third party or entity, any contribution, donation, gift, discount or rebate or the like of material value or in violation of applicable law from any person, firm or entity with whom Company maintains any business relationship.

     4.7. No Personal Interest. Executive shall not have any personal interest, direct or indirect, in any supplier, vendor or client of Company, its affiliates or subsidiaries, including Paycom or Sentinel or in any transaction between, any supplier, vendor or client and Company, its affiliates or subsidiaries, including Paycom or Sentinel; provided, however, that this shall not apply to Executive's ownership of the Existing Businesses.

     4.8. Competitive Activities Prohibited. During the Term, Executive shall not, directly or indirectly (unless disclosed to Company and approved by Company in its sole and absolute discretion):

          4.8.(a) engage in, have any interest in, or perform any services for any activity or enterprise which is competitive with or adverse to the business, activities or welfare of Company or any affiliate or subsidiary of Company, including Paycom or Sentinel, whether alone or as an agent, employee, consultant, advisor, promoter, lender, member, general or limited partner, officer, director, owner or shareholder; provided, however, that nothing in this
Section 4.8 shall prohibit Executive from owning less than 4.9% of the stock of any publicly traded company;

          4.8.(b) solicit, divert, obtain business from or attempt to solicit, divert or obtain business from any client or prospective client of Company or any affiliate or subsidiary, including Paycom or Sentinel, or anyone who was a client or prospective client of Company or any affiliate or subsidiary, including Paycom or Sentinel during the Term;

          4.8.(c) engage in any conduct or activity which would cause Company or any affiliate or subsidiary of Company, including Paycom or Sentinel or Executive to be in a position of conflict of interest or cause Company or any affiliate or subsidiary of Company, including Sentinel to be in violation of any law, regulation, policy, statement or rule of any applicable governmental authority; or

          4.8.(d) plan for or organize, or assist any other person, firm or entity in planning for or organizing, any business activity which is competitive with the business of Company or any affiliate or subsidiary of Company, including Paycom or Sentinel.

     4.9. Representations and Warranties. Executive represents and warrants that he has the right to grant Company all of the rights that are granted hereunder and that no permission, grant or consent of any person is necessary in order for Executive to grant to Company the rights hereunder



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and that Company's use of any information provided to Company by Executive will not violate the rights of any third party, Executive's rights or the rights of anyone claiming by or through Executive. Executive represents and warrants to Company that he has not entered into any agreements with any other party that would interfere with or be inconsistent with his covenants, representations and warranties herein.

5.   Compensation and Other Benefits

     5.1. Base Salary. As compensation for all of the services rendered by Executive during the Term, Company shall pay Executive an annual salary in the amount of One Hundred Sixty Eight Thousand Dollars ($168,000), for each year of the Term prorated for any partial period. The annual salary shall be payable in accordance with Company's regular payroll practices. Such base salary shall be paid to Executive in accordance with Company's normal payroll practices.

     5.2. Bonus. In addition to the annual base salary described in Section 5.1 above, for each of Sentinel's fiscal years during the Term (prorated for any partial period of Executive's employment) Executive shall be entitled to a bonus ("Bonus") in an amount equal to ten percent (10%) of Sentinel's net income before taxes ("Net Income") calculated in accordance with U.S. generally accepted accounting principles, on a standalone basis unconsolidated with Company, as determined by the independent public accounting firm engaged by the Company. The Bonus shall be payable no later than ten (10) days after the calculation of such Bonus amount.

     5.3. Employment Taxes. All compensation shall be subject to all normal and customary employment related withholding tax and other employment taxes as required with respect to compensation paid by a company to an employee, statutory or otherwise, including, without limitation, as applicable, state and federal income taxes, state disability insurance and FICA.

     5.4. Expenses. Company and Executive hereby acknowledge that Executive may be required to incur certain expenses in connection with Executive's employment hereunder including, but not limited to, parking, travel, entertainment and other expenses. Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with Company's policies and procedures for making such reimbursements if:

          5.4.(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Company as a business expense and not as deductible compensation to Executive; and

          5.4.(b) Executive furnishes Company with adequate records and other documentary evidence required by either federal or state statutes or regulations issued by appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Company and not as deductible compensation to Executive.



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     5.5. Vacation. Executive shall accrue a total of twenty (20) days of paid time off for each full year of the Term. If Executive's earned but unused paid time off reaches twenty (20) days, Executive will not continue to accrue additional paid time off until Executive uses enough paid time off to fall below this maximum amount. Time off shall be scheduled in Executive's discretion, subject to and taking into account the business exigencies of Company and Sentinel. Time off in excess of two (2) consecutive weeks shall be subject to the reasonable approval of the Board, the Chairman or the President.

     5.6. Other Benefits. During the Term of this Agreement, Executive shall receive such other life insurance, pension, disability insurance, health insurance, holiday and sick pay benefits which Company extends, as a matter of policy, to its executive employees and, except as otherwise provided herein, shall be entitled to participate in all deferred compensation and other incentive plans of Company on the same basis as other similarly situated executives of Company.

6.   Termination of the Agreement.

     6.1. Termination Without Cause. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment without cause upon ninety (90) days' prior written notice.

     6.2. Termination For Good Cause by Company. Notwithstanding anything in this Agreement to the contrary, Company may terminate Executive's employment for Good Cause without prior notice. For purposes of this Agreement, Good Cause for termination of Executive's employment shall be deemed to exist if:

          6.2.(a) In the subjective judgment of Company, Executive breaches a material obligation under this Agreement;

          6.2.(b) Executive is convicted of or pleads guilty or nolo contendere to a misdemeanor charge involving financial misconduct or moral turpitude or any felony;

          6.2.(c) Executive misappropriates funds or property of Company, or any of its subsidiaries or affiliates, including Paycom or Sentinel;

          6.2.(d) Executive fails to comply with the reasonable oral or written orders, directives or policies of Company, the Board, the Chairman or the President;

          6.2.(e) In the subjective judgment of Company, Executive is incompetent in performing his assigned duties, neglects his duties or performs his duties in a grossly negligent or malfeasant manner; or

          6.2.(f) Executive violates Company's policies regarding unfair competition, trade secrets or confidentiality;



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          6.2.(g) In the subjective judgment of Company, Executive engages in any act of sexual harassment;

          6.2.(h) Executive commits any other act or fails to take any action which an arbitrator or court of competent jurisdiction deems to constitute Good Cause for dismissal.

     6.3. Death. Executive's employment with Company shall terminate immediately in the event of Executive's death.

     6.4. Disability. Company shall have the right to immediately terminate this Agreement in the event of Executive's "Disability". For purposes of this Agreement, "Disability" shall mean that because of a physical or mental disability, Executive is unable to perform the essential functions of Executive's job, even when Company provides such reasonable accommodations as it can without incurring undue hardship, and Executive has exhausted all leave allowances available to Executive pursuant to state and federal laws. If Executive is granted a leave of absence due to Executive's physical or mental disability, Company shall have no obligation to pay Executive any salary or bonus compensation for the period of the leave of absence except as required by law or as provided for pursuant to any disability insurance plans Company may carry.

     6.5. Legal Obligations Following Termination. If this Agreement is terminated by Company as provided in Sections 6.1, 6.2, 6.3 or 6.4, Company's sole obligation shall be the following: (i) payment of Executive's base salary through and including the effective date of termination; (ii) payment of any earned Bonus not yet paid; (iii) payment of the salary equivalent of all accrued and unused vacation time; and (iv) reimbursement within thirty (30) days of Executive's termination of any ordinary and necessary business expenses previously incurred by Executive pursuant to Section 5.4.

7.   Trade Secrets; Confidentiality

     7.1. "Confidential Information". "Confidential Information" is all information, data and knowledge of a business, professional or technical nature relating to Company, Paycom, Sentinel, and/or their respective subsidiaries and affiliates; and Company's, Paycom's, Sentinel's, and/or their subsidiaries' and affiliates' business, finances, operations, properties, services and clients; information which is not generally known outside of Company, Paycom, Sentinel, or their respective subsidiaries and affiliates; and includes information known to Executive as confidential or secret or which Executive shall have reason to know or reasonably should know is confidential or secret, to the extent that such information derives potential or actual independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from this disclosure or use and is the subject of efforts reasonable under the circumstances to maintain its secrecy, and shall include Discoveries (as defined in Section 7.5). Confidential Information may relate, for example, to trade secrets, client lists, clients' names and requirements, client businesses, client profiles, client finances, client accounts, client contracts, employees, business methods, business or marketing plans, personnel information, credit information, financial information, the names and locations of vendors and suppliers, equipment,



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equipment design, development, engineering, manufacturing, purchasing, accounting, selling, marketing, contractors, compositions, computer software, computer hardware, technology, research, infrastructures, products, procedures, calculations, specifications, formulae, compilations, inventions, designs, plans, databases, database structure, data, accounts, billing methods, pricing, costs, systems, internal affairs, legal affairs, security methods, creative ideas and concepts, projects, advertising, merchandising techniques and any and all information entrusted to Company, Paycom, Sentinel or their respective subsidiaries or affiliates by third parties. This information may be contained in materials ("Company Materials") such as books, records, files, notes, lists, computer programs, tapes, cd roms, hard disk and soft disk drive mechanisms, other mechanisms for electronic or digital storage of information, computer printouts, data input to computers, drawings, documents, data, reports, customer, price and supplier lists, specifications, or other miscellaneous embodiments, or may be in the nature of, or consist of, verbal communication or unwritten knowledge, techniques, formulas, processes, practices or know-how.

     7.2. Acknowledgment by Executive. Executive acknowledges that Company will be required hereunder to make Confidential Information available to Executive which has been developed at great expense and effort by Company because knowledge of such Confidential Information will be essential to the performance of Executive's duties under this Agreement. Executive recognizes that Company has expert knowledge in its field and that many of its methods, and much of its know-how is expert and unique and its customer and potential customer contracts are of substantial commercial value. Executive further acknowledges, without limiting the generality of the foregoing, that the identity, business needs, desires and peculiarities of customers and suppliers of Company constitutes valuable Confidential Information. Executive also acknowledges that prior to or during his employment with Company he may be given access to or become acquainted with Confidential Information. Executive acknowledges that such Confidential Information is a valuable, special, unique asset of Company's business.

     7.3. No Use or Disclosure. In consideration of Executive's employment by Company, Executive agrees that, unless Executive has received the prior written consent of Company in each instance, whether during the Term or after the Executive's employment with Company has terminated, Executive shall not use Confidential Information for any purpose not related to the business interests of Company, and shall not directly or indirectly disclose or communicate any Confidential Information to any person except as required to perform Executive's duties for Company. If any Confidential Information or Company Materials are sought by legal process, Executive agrees to notify Company promptly in writing and to cooperate with Company to preserve the confidentiality of such information in connection with any legal proceeding. If Executive becomes aware of any unauthorized use, disclosure or communication of Confidential Information by anyone, Executive agrees to inform Executive's supervisor immediately.

     7.4. Ownership Rights. Executive acknowledges and agrees that all Confidential Information and Company Materials, and all work product, materials and the results and proceeds of Executive's services hereunder which Executive makes or conceives, either solely or with others, during Executive's employment by Company which are applicable directly or indirectly to any phase of Company's business and that of its affiliates and subsidiaries, including Sentinel shall



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automatically become Company's sole and exclusive property and Company shall be the owner and author thereof. Executive further acknowledges that all such work product, materials and the results and proceeds shall constitute "works made for hire" within the meaning of the copyright laws of the United States. Executive hereby irrevocably assigns to Company, in perpetuity, all rights, title and interest of any kind or character in and to all such work product, materials and the results and proceeds including, without limitation, all copyrights and patents pertaining thereto and all renewals, extensions, subdivisions and continuations-in-interest thereof.

     7.5. Inventions. Executive shall promptly disclose in writing to Company all Confidential Information, ideas, programs, systems, devices, processes, business concepts, discoveries and inventions, whether or not patentable, which are related to Company's business or planned business or that of its affiliates and subsidiaries, including Paycom or Sentinel or are used by Company or its affiliates or subsidiaries, including Paycom or Sentinel or arise out of or in connection with the duties performed by Executive hereunder and which he conceives, makes, develops, acquires or reduces to practice, whether alone or with others during the Term and whether during or after usual working hours (collectively, "Discoveries"). Executive hereby irrevocably and perpetually transfers and assigns to Company all right, title and interest in and to all Discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. Notwithstanding the foregoing, no assignment to the Company is required for any Discoveries which were created by Executive during Executive's employment with Company for which no equipment, supplies, facilities or Confidential Information of the Company were used and which were developed entirely on Executive's own time, and (i) which do not relate either to Company's business or Company's actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by Executive for Company. THIS SECTION 7.5 DOES NOT APPLY TO ANY DISCOVERIES WHICH QUALIFY FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870.

     7.6. Further Assurances. On request of Company, Executive shall, from time to time during or after the Term, execute such further reasonable instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other reasonable and legal acts and things as may be deemed necessary or desirable by Company to protect and enforce its rights pursuant to Sections 7.4 and 7.5. Company shall pay all expenses of filing or prosecuting any patent application, copyright registration or other filings, but Executive shall cooperate in filing and prosecuting any such application, registration and filings. Executive shall not be entitled to any additional compensation for the performance of his obligations hereunder.

     7.7. No Removal or Duplication. Without Company's prior written consent in each instance, or except as expressly required by Company in connection with Executive's duties as an employee of Company, Executive shall not at any time, whether prior to or after Executive's employment with Company ends, remove, reproduce, summarize or copy any Confidential Information or Company Materials, or authorize, participate in, aid or abet such removal, reproduction, summarizing or copying. Executive shall immediately return to Company all Confidential Information and Company



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Materials, including all copies and summaries thereof, when Executive's employment by Company ends for any reason or at any time when Company may otherwise require that such Confidential Information or Company Materials be returned.

     7.8. No Solicitation. While employed by Company and for a period of two (2) years thereafter, without the express prior written approval of the Chairman or President of Company, Executive shall not: (a) solicit or attempt to solicit any clients of Company, Paycom, Sentinel or their respective subsidiaries and affiliates, either for Executive or for any other person, firm or corporation;
(b) employ, attempt to employ, entice, encourage or solicit for employment by others, any employees of the Company, Paycom, Sentinel or their respective subsidiaries and affiliates; (c) induce or attempt to induce a consultant, independent contractor, licensee or other third party to sever their relationship with Company, Paycom, Sentinel or their respective subsidiaries or affiliates; or (d) assist any other person, firm or entity in the solicitation of any consultants, independent contractors, licensees, or employees of the Company, Sentinel or their respective subsidiaries and affiliates.

     7.9. No Employment Requiring Disclosure. Without Company's prior written approval, Executive shall not, either during or after Executive's employment by Company, accept employment with, acquire any financial interest in, or perform any services for a business or entity in which Executive's interest, duties or activities would explicitly or inherently require Executive to disclose or communicate any Confidential Information.

     7.10. Material Term. Executive acknowledges that maintaining the confidentiality of such Confidential Information is necessary to the successful conduct of the business of Company and its goodwill, and that any breach of any term of this Section 7 shall be a material breach of this Agreement.

     7.11. Indemnification. Executive agrees to indemnify and hold harmless Company, Sentinel, their respective subsidiaries, affiliates and joint ventures, and any current or former officer, director or employee of any of them, against any claim, loss, liability, damage or expense (including, without limitation, attorneys' fees) they may incur as a result of any breach by Executive of the terms of this Section 7.

     7.12. Survival of Obligation. Executive's obligation to maintain the confidentiality of Confidential Information shall survive the ending of Executive's employment by Company, and such obligation shall continue for all time, regardless of whether such Confidential Information was obtained before, during or after the Term of this Agreement. All covenants and agreements contained in this Section 7 shall survive the termination of this Agreement and Executive's employment with Company.

     7.13. Specific Performance. Without in any manner limiting the provisions of this Section 7, Executive recognizes and acknowledges that all of the Confidential Information, as it may exist from time to time, is a valuable, special and unique trade secret asset of Company. Executive agrees that the remedy at law for a breach of the covenants contained in this Section 7 is inadequate and that



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therefore in the event of a breach, or threatened breach by Executive of the provisions of this Section 7, Company shall be entitled to an injunction or restraining order restraining Executive from disclosing in whole or in part any Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, may have been disclosed or is threatened to be disclosed or from breaching the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive. To the extent permissible by law, Executive specifically waives the necessity for Company to post bond in any injunctive or similar proceeding, and in any event, consents to the posting of the smallest bond allowed by law.

     7.14. Reasonableness of Restrictions. Executive acknowledges that his covenants contained in this Section 7 are a material part of the consideration for this Agreement, are reasonably necessary to protect legitimate interests of Company, are reasonable in scope and duration and are not unduly restrictive.

8.   Indemnification.

     Company shall indemnify Executive to the maximum extent permitted under
Section 317(a) through 317(e) of the California General Corporation Law, or any successor thereto, and shall advance any expenses incurred by Executive prior to the final disposition of the proceeding to which such indemnity relates upon receipt from Executive of a written undertaking to repay the amount so advanced if it shall be determined ultimately that Executive is not entitled to indemnity under the standards set forth in such Section 317, which undertaking shall, if so requested by Company, be secured in a manner reasonably acceptable to Company. Such indemnity obligation shall cover all claims made against Executive, whether prior to, during or after the Term, to the extent otherwise covered pursuant to Section 317(a) through 317(e) of the California General Corporation Law. Company shall use commercially reasonable efforts to obtain directors' and officers' liability insurance for the benefit of Executive.

9.   Arbitration.

     9.1. Tort and Contract Claims. Company and Executive agree that, as a condition of Executive's employment by Company, any controversy, claim or dispute arising out of or in any way relating to this Agreement or the interpretation or breach thereof, or to Executive's employment with Company or the termination therefrom, that Company may have against Executive or that Executive may have against Company or any of its subsidiaries, affiliates, parents, joint ventures or affiliated entities including Paycom or Sentinel, or against any then current or former officer, director, owner, shareholder, employee, member or agent of any of them, in their capacity as such or otherwise, including any claims of wrongful termination and breach of contract, but excluding any statutory claims of discrimination or harassment, shall be settled by final and binding arbitration.



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     9.2. Harassment and Discrimination Claims. Company and Executive agree that any statutory claims of discrimination or harassment shall be settled by final and binding arbitration. EXECUTIVE ACKNOWLEDGES THAT BY INITIALING THIS SECTION EXECUTIVE HAS VOLUNTARILY ELECTED TO ARBITRATE ALL STATUTORY DISCRIMINATION AND HARASSMENT CLAIMS RATHER THAN LITIGATE THEM IN A COURT OF LAW AND THAT AGREEMENT TO ARBITRATE THOSE CLAIMS WAS NOT MADE A CONDITION OF EXECUTIVE'S EMPLOYMENT BY COMPANY.

          _____ (INITIAL HERE)

     9.3. Claims Exempted. Notwithstanding the foregoing, this Section 9 does not apply to claims by Executive for workers' compensation benefits, claims by Executive for unemployment compensation benefits or claims by Executive based upon an employee pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the arbitration or other dispute resolution provision of such plan shall control.

     9.4. Procedure. All arbitrable claims shall be settled by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim is made. Such arbitration shall be filed with the AAA and shall be heard on an expedited basis in Los Angeles, California. The arbitrator shall apply, as applicable, California or federal substantive law and law of remedies. Executive and Company agree that discovery may be conducted by any party pursuant to the provisions of Section 1283.05 of the California Code of Civil Procedure which are hereby incorporated into, and made a part of, this Agreement. Any arbitrator acting hereunder shall have the full power of a court of the State of California to issue and enforce subpoenas. A judgment upon any award rendered by the arbitration may be entered in any court having jurisdiction. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this agreement. The parties agree that any arbitrator acting hereunder shall be empowered to assess any remedy including, but not limited to, injunctive orders (including temporary, preliminary and permanent relief) when appropriate. Either Executive or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award. EXECUTIVE AND COMPANY UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

10.  General Provisions.

     10.1. Injunctive Relief. In the event of a breach by Executive of any of his undertakings hereunder, Executive agrees that in addition to any other rights or remedy provided by law or equity, a restraining order or an injunction may issue against Executive to enforce compliance with this Agreement.



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     10.2. Assignment. Neither this Agreement nor any rights or benefits hereunder shall be subject to execution, attachment or similar process and Executive may not assign, transfer, pledge or hypothecate this Agreement or any rights or benefits hereunder without the prior written consent of Company. Any such assignment, transfer, pledge or hypothecation hereof by Executive in violation of this provision shall be null, void and of no effect. Subject to the foregoing, this Agreement and all of the terms and conditions hereof shall benefit and bind Company and its successors and assigns and shall benefit and bind Executive and Executive's successors. Company's rights hereunder shall accrue to the benefit of any person, firm, or corporation which may succeed to its business by merger, purchase of stock or assets, or otherwise.

     10.3. Notices.

          10.3.(a) All notices, requests, payments, statements, demands or other communications given under this Agreement (collectively "Communications") shall be in writing. Notice shall be sufficiently given for all purposes as follows:

               (1) PERSONAL DELIVERY. When personally delivered to the recipient. Notice is effective on delivery.

               (2) FIRST-CLASS MAIL. When mailed first class to the last address of the recipient known to the party giving notice. Notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox.

               (3) CERTIFIED MAIL. When mailed certified mail, return receipt requested. Notice is effective on receipt, if delivery is confirmed by a return receipt.

               (4) OVERNIGHT DELIVERY. When delivered by overnight delivery, charges prepaid or charged to the sender's account. Notice is effective on delivery, if delivery is confirmed by the delivery service.

               (5) TELEX OR FACSIMILE TRANSMISSION. When sent by telex or fax to the last telex or fax number of the recipient known to the party giving notice. Notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (b) the receiving party delivers a written confirmation of receipt. Any notice given by telex or fax shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a nonbusiness day.



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



          10.3.(b) Addresses for purpose of giving notice are as follows:

          If to Company:

          SolutionsAmerica, Inc.
          4215 Glencoe Avenue, 1st Floor
          Marina Del Rey, CA 90292
          Attention: Floyd W. Kephart, Chairman
          Fax: (310) 827-1218

          If to Executive:
          Sentinel Software, Inc.
          205 B Keith Street
          Warrenton, VA 20186
          Fax: (540) 347-1028

          10.3.(c) Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

          10.3.(d) Either party may change its address or telex or fax number for purposes of this Section 10.3 by notifying the other party of its new address in the manner set forth in this Section 10.3

     10.4. Governing Law. This Agreement is made under and shall be construed in accordance with the laws of the State of California.

     10.5. Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the remaining terms and provisions of this Agreement, which remaining terms and provisions shall remain in full force and effect.

     10.6. Waiver. A waiver of any of the terms and conditions hereof by Company or Executive shall not constitute a waiver of any other term or condition hereof, nor shall it constitute a general waiver by the waiving party, and the waiving party shall be free to reinstate any such term or condition without notice to the other party.



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


     10.7. Integration. Neither of the parties hereto have made any representations, statements, warranties or other agreements other than those contained herein. This Agreement embodies the entire understanding of the parties with respect to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, or understandings, written or oral, between the parties. This Agreement may be amended or modified only by a written agreement, signed by the parties hereto.

     10.8. Headings. The Section headings used herein are for convenience only and are not a part of this Agreement.

     10.9. Survival. THE COVENANTS, REPRESENTATIONS AND WARRANTIES IN SECTIONS 4.9, 7, 8, 9 AND 10 OF THIS AGREEMENT SHALL SURVIVE AND CONTINUE AFTER THE TERMINATION OF THIS AGREEMENT FOR ANY REASON WHATSOEVER.

     10.10. Pronouns. Whenever required by the context hereof, the singular shall be deemed to include the plural and the plural to include the singular, and the masculine, feminine and neuter gender shall each be deemed to include the others.

     10.11. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                    "COMPANY"

                                    SOLUTIONSAMERICA, INC.



                                    By:      /s/ FLOYD W. KEPHART
                                       ----------------------------------
                                          Floyd W. Kephart, Chairman


                                    "EXECUTIVE"


                                            /s/ MARC OVERMAN
                                    -------------------------------------
                                              Marc Overman



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